Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

March 18, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on March 17, 2010, it was notified by Mr Angus Russell, Chief Executive Officer of the Company, of the exercise, on the same day, of an award of Stock Appreciation Rights over 98,695 Shire ordinary shares of 5p (“Shares”) at an exercise price of £10.99, resulting in 23,371 Shares being released.

The Company was also notified by Mr Russell on March 17, 2010 of the following sale of Shares and American Depositary Shares (“ADSs”):

Date of sale	Type of Security	Number of Shares/ADSs sold	Average sale price

March 17, 2010	Ordinary Shares	23,371	£14.40
March 17, 2010	Ordinary Shares	41,239	£14.3806
March 17, 2010	ADSs	2,000	US$66.22

Following the above transactions, Mr Russell holds 161,531 Shares. He also holds options over 69,213 Shares and awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 958,244 Shares and 179,564 ADSs. One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX